UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 20, 2011

Compressco Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (405) 677-0221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 20, 2011, the Board of Directors of Compressco Partners GP Inc. (the “Board of Directors”), the general partner of Compressco Partners, L.P. (the “Partnership”), appointed James R. Larson as a member of the Board of Directors to fill a new position. The Board of Directors has determined that Mr. Larson is independent, as independence is defined in the listing standards of the NASDAQ Stock Market LLC and Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that Mr. Larson is an audit committee financial expert within the definition established in Item 407(d) of Regulation S-K under the Exchange Act. Accordingly, the Board of Directors has appointed Mr. Larson to serve as Chairman of the Audit Committee of the Board of Directors.

Mr. Larson, 61, served as senior vice president of Anadarko Petroleum Corporation from  September 2005 through his retirement in January 2006. From December 2003 through September 2005, Mr. Larson served as senior vice president, finance and chief financial officer of Anadarko. From 2002 through December 2003, Mr. Larson served as senior vice president, finance of Anadarko, where he oversaw treasury, investor relations, internal audits and acquisitions and divestitures. From 1995 through 2002, Mr. Larson served as vice president and controller of Anadarko, where he was responsible for accounting, financial reporting, budgeting, forecasting and tax functions. Until 1995, Mr. Larson held various other tax and financial positions with Anadarko after joining the company in 1981. Mr. Larson is presently a director of EV Energy Partners, L.P., a Houston-based publicly-traded limited partnership engaged in acquiring, producing and developing oil and gas properties. Mr. Larson is a current member of the American Institute of Certified Public Accountants, Financial Executives International, the Tax Executives Institute and the National Association of Corporate Directors. He received his BBA degree in business from the University of Iowa.

Mr. Larson’s compensation for his services as a director will be consistent with that of other independent members of the Board of Directors.

There are no arrangements or understandings between Mr. Larson and any other person pursuant to which he was appointed as a director. Neither the Partnership nor the Board of Directors is aware of any transaction in which Mr. Larson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Larson will be indemnified by the General Partner pursuant to the Certificate of Incorporation and Bylaws of the General Partner and by the Partnership pursuant to the First Amended and Restated Agreement of Limited Partnership of the Partnership for actions associated with being a director. In addition, the Partnership also entered into an Indemnification Agreement with Mr. Larson dated July 20, 2011 which provides for indemnification to the fullest extent permitted under the First Amended and Restated Agreement of Limited Partnership and Delaware law. The Indemnification Agreement provides for indemnification of expenses, liabilities, judgments, fines, and amounts paid in settlement in connection with proceedings brought against Mr. Larson as a result of his service as a director. The Indemnification Agreement is the same form the Partnership offers to its directors and executive officers and a copy of the form of the Indemnification Agreement is filed as Exhibit 10.5 to the Partnership’s Registration Statement on Form S-1/A (Registration No. 333-155260) filed on May 27, 2011 and incorporated in this Item 5.02 by reference.

A copy of the press release announcing Mr. Larson’s appointment is attached hereto as Exhibit 99.1.

Item 8.01. Other Events.

On July 20, 2011, the Board of Directors declared a prorated cash distribution attributable to the quarter ended June 30, 2011 of $0.047 per common unit, which equates to $0.3875 per common unit for a complete quarter, or $1.55 per common unit on an annualized basis. The distribution will be payable on August 15, 2011 to the Partnership’s common unitholders of record as of the close of business on August 1, 2011.

On July 21, 2011, the Partnership issued a press release announcing that it plans to publicly release its financial results for the second quarter ended June 30, 2011 on Thursday, August 4, 2011 and will hold a conference call at 10:30 a.m. Eastern Time on August 4, 2011 to discuss the earnings results.

A copy of the press release announcing the cash distribution and schedule for the earnings release is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Press Release, dated July 21, 2011, issued by Compressco Partners, L.P.
99.2	Press Release, dated July 21, 2011, issued by Compressco Partners, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compressco Partners, L.P.
By:	Compressco Partners GP Inc., its general partner
By:	/s/Ronald J. Foster
Ronald J. Foster
President
Date: July 21, 2011

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated July 21, 2011, issued by Compressco Partners, L.P.
99.2	Press Release, dated July 21, 2011, issued by Compressco Partners, L.P.